Exhibit 4.3

Newegg Inc.

17560 Rowland Street

City of Industry, CA 91748

Phone: (626) 271-9700

Fax: (626) 964-4626

October 23, 2020

Digital Grid (Hong Kong) Technology Co., Limited
Hangzhou Lianluo Interactive Technology Co., Ltd.
Hyperfinite Galaxy Holding Limited
10th Floor, Zhuzong Tower
No. 25 Mid Rd. of East 3rd Ring Road
Beijing, People’s Republic of China
Attention: Yingmei Yang

Fred Chang

1260 Dorothea Rd.

La Habra Heights, CA 90631

Lianluo Smart Limited (to be renamed Newegg Commerce, Inc. at the Closing)
Room 611, 6th Floor
BeiKong Technology Building

No. 10 Baifuquan Road, Changping District
Beijing 102200, People’s Republic of China

Ladies and Gentlemen:

Reference is made herein to that certain Stockholders Agreement dated March 30, 2017 (the “Stockholders Agreement”) by and among Newegg Inc., a Delaware corporation (“Newegg”), the Newegg Stockholders (as defined therein), and Digital Grid (Hong Kong) Technology Co., Limited, a company incorporated under the laws of Hong Kong (“Liaison”). Capitalized terms used but not defined herein shall have the respective terms assigned thereto in the Stockholders Agreement.

Newegg, Lianluo Smart Limited, a business company incorporated under the laws of the British Virgin Islands (“LLIT”), and Lightning Delaware Sub, Inc., a Delaware corporation (“Merger Sub”) have entered into that certain Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Newegg (the “Merger”) and Newegg will become a wholly-owned subsidiary of LLIT. The stockholders of Newegg will receive Class A common shares of LLIT (which will become known as common shares upon completion of the Merger) as consideration for the Merger.

In connection with the transactions contemplated by the Merger Agreement, including the Merger, the undersigned acknowledge and agree as follows:

1. Assignment to and Assumption by LLIT. Effective at the Closing (as defined in the Merger Agreement), Newegg hereby assigns to LLIT, and LLIT hereby assumes, all of the rights and obligations of Newegg under the Stockholders Agreement without further action by any of the parties hereto. For purposes of complying with the terms of the Stockholders Agreement, any reference to Newegg set forth in such provisions shall be replaced with LLIT and LLIT shall have all of the rights of, and the obligation to fulfill all of the obligations of, Newegg thereunder.

2. Application of Stockholders Agreement to LLIT Common Shares. All references in the Stockholders Agreement to “Company Stock” or similar references are hereby revised to be read as references to the Class A common shares of LLIT (which will become known as common shares upon completion of the Merger).

3. Joinder. Hangzhou Lianluo Interactive Technology Co., Ltd., a corporation incorporated in the Peoples’ Republic of China, and Hyperfinite Galaxy Holding Limited each agree to become a party to, be bound by the obligations of, and receive the benefits of, a Liaison party and a Principal Stockholder as defined in and pursuant to the Stockholders Agreement, as amended from time to time thereafter, effective as of the Closing.

4. Amendment and Restatement of Stockholders Agreement. Effective immediately after the Closing and after giving effect to this letter agreement, the Stockholders Agreement shall be amended and restated in its entirety and replaced with the Amended and Restated Shareholders Agreement attached hereto as Exhibit A (the “A&R SHA”), which amendment and restatement shall occur immediately after the Closing without further action by any of the parties hereto or thereto. The undersigned include, for the avoidance of doubt, Newegg (and LLIT as successor in interest to Newegg), the Minority Representative and Liaison, which are the parties required under Section 6.11 of the Stockholders Agreement to effect such amendment and restatement and to give effect to the A&R SHA. The undersigned represent and warrant that no other parties have a right to consent to such amendment and restatement.

5. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

6. Counterparts. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile or electronic transmission in portable document format (.pdf), each of which shall be deemed an original.

Sincerely,

NEWEGG INC.

By:
Name:
Title:

2

Acknowledged and Agreed:

Lianluo Smart Limited (to be renamed Newegg Commerce, Inc. at the Closing)

By:
Name:
Title:

Digital Grid (Hong Kong) Technology Co., Limited

By:
Name:
Title:

Hangzhou Lianluo Interactive Technology Co., Ltd.

By:
Name:
Title:

Hyperfinite Galaxy Holding Limited

By:
Name:
Title:

Fred Chang, as Minority Representative

3

EXHIBIT A

NEWEGG COMMERCE, INC.

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

[●], 202[●]1

[1]	Note to Draft: Insert date of the Closing under the Merger Agreement.

- i -

NEWEGG COMMERCE, INC.

AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT

This Amended and Restated Shareholders Agreement, dated as of [●], 202[●] (this “Agreement”), is made by and among (i) Newegg Commerce, Inc., a business company incorporated under the laws of the British Virgin Islands (the “Company”), as assignee of Newegg, Inc., a Delaware corporation (“Newegg Delaware”), (ii) the Persons whose names appear on the signature pages hereto (collectively, the “Newegg Shareholders”), and (iii) Digital Grid (Hong Kong) Technology Co., Limited, a company incorporated under the laws of Hong Kong (“Digital Grid”), Hangzhou Lianluo Interactive Technology Co., Ltd., a corporation incorporated in the Peoples’ Republic of China, and Hyperfinite Galaxy Holding Limited, (collectively, the parties in this clause (iii), “Liaison” and, together with the Newegg Shareholders, the “Principal Shareholders”). Each of the parties hereto is sometimes referred to individually as a “Party” and collectively as the “Parties” in this Agreement.

RECITALS

WHEREAS, Newegg Delaware, Digital Grid, and the Newegg Shareholders entered into that certain Stockholders Agreement on March 30, 2017 (the “Original Agreement”);

WHEREAS, Newegg Delaware, the Company (under its former name of Lianluo Smart Limited), and Lightning Delaware Sub, Inc., a Delaware corporation (“Merger Sub”) entered into that certain Agreement and Plan of Merger dated October 23, 2020 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into Newegg Delaware (the “Merger”), with Newegg Delaware surviving as a wholly-owned Subsidiary of the Company; and

WHEREAS, as a condition to the closing of the transactions contemplated by the Merger Agreement, including the Merger, the Original Agreement must be amended and restated and replaced in its entirety by this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound agree as follows:

Article I.

RESTRICTIONS ON TRANSFERS

Section 1.01 Resale of Shares.

(a) General Restriction. The Principal Shareholders shall, and shall cause each of its Affiliates to, not Transfer all or any portion of Company Shares without first complying with the provisions of this Article I and applicable Law.

(b) Affiliate Transfers. Notwithstanding Section 1.01 or Section 1.03, a Principal Shareholder and its Affiliates may Transfer Company Shares to an Affiliate (an “Affiliate Transferee”) so long as such Affiliate Transferee executes a joinder to this Agreement in the form attached as Exhibit A (a “Joinder”) hereto agreeing to be bound by the provisions of this Agreement which bind such Principal Shareholder as if such Affiliate Transferee were such Principal Shareholder for purposes of this Agreement.

(c) Permitted Transfers. Each of the Principal Shareholders may Transfer all or any portion of its Company Shares to a Permitted Transferee without approval of the Board only in compliance with this Article I and only if such Permitted Transferee executes a Joinder agreeing to be bound by the provisions of this Agreement which bind such Principal Shareholder and such other documents and instruments as the Board may reasonably request as necessary or appropriate to confirm such Permitted Transferee as a stockholder in the Company.

(d) Transferrable Rights and Obligations. Upon a Transfer in accordance with the terms of this Agreement by any Principal Shareholder of a portion or all of its Company Shares, the Permitted Transferee shall (i) be bound by the obligations of the Transferring Principal Shareholder hereunder and (ii) shall have such rights of the Transferring Principal Shareholder under this Agreement as the Principal Shareholder shall assign in its sole discretion.

Section 1.02 Pre-Emptive Rights.

(a) In the event that the Company intends to issue any Company Shares or other Equity Interests (including securities that are convertible into or exchangeable for Company Shares or other Equity Interests) after the date hereof, other than any Excluded Issuance or in connection with a Public Offering (the “New Securities”), the Company shall give written notice (a “Preemption Notice”) thereof to the Principal Shareholders, which shall, as set forth below, provide each Principal Shareholder the right to subscribe for its Pro Rata Share of the New Securities.

(b) Each Preemption Notice (i) shall set forth the price (or formula by which the price will be determined, which may refer to a future contingent event) and terms on which the Company proposes to issue the New Securities, together with a calculation of such Principal Shareholder’s Pro Rata Share of the New Securities (the “Preemption Terms”), and (ii) offer to issue to each Principal Shareholder up to such Pro Rata Share of the New Securities on the Preemption Terms, which offer must remain open until at least the close of business on the 15th Business Day following the date on which the Principal Shareholder receives or is deemed (pursuant to Section 5.07) to receive the Preemption Notice (the “Preemption Election Period”). Each Principal Shareholder exercising its preemptive rights must, within the Preemption Election Period, advise the Company in writing (the “Preemption Exercise Notice”) whether it is exercising its rights (in whole or in part) hereunder and deliver payment in full for the New Securities it elects to purchase. If a Principal Shareholder fails to deliver a Preemption Exercise Notice, together with payment for the New Securities, within the Preemption Election Period, then such Principal Shareholder shall be deemed to have waived its purchase rights under this Section 1.02 in connection with such offering of New Securities (and, for the avoidance of doubt, this shall not operate as a waiver with respect to any future offerings of New Securities).

(c) In the event any Principal Shareholder fails to give the Company a Preemption Exercise Notice within the Preemption Election Period, or elects to purchase fewer than all of its Pro Rata Share of the New Securities, then, the Company shall give written notice of any such unsubscribed New Securities to any Principal Shareholder who has elected to purchase all of its Pro Rata Share of the New Securities, and each such Principal Shareholder shall have the right, by giving written notice to the Company within 2 Business Days of receiving or being deemed (pursuant to Section 5.07) to have received such written notice from the Company, to purchase its Pro Rata Share of such unsubscribed New Securities on the Preemption Terms, and such right shall continue to apply repeatedly and iteratively until all New Securities have been allocated to the Principal Shareholders or none of the Principal Shareholders have elected to participate in such further purchase. If, at the end of such process, there are New Securities that have not been subscribed for by the Principal Shareholders, the Company may, for a period of time not to exceed 60 days, sell such unsubscribed New Securities, on the Preemption Terms, to a Third Party Purchaser. If, however, at the end of such 60-day period, the Company has not consummated a sale of any of such unsubscribed New Securities, the Company shall no longer be permitted to sell such New Securities without again complying with this Section 1.02.

(d) Notwithstanding any provision herein to the contrary, any issuance of Equity Interest (other than an Excluded Issuance) by any Subsidiary of the Company other than to the Company or a wholly owned Subsidiary of the Company shall be deemed an issuance by the Company of its Equity Interests to which the preemptive rights under this Section 1.02 shall apply, mutatis mutandis.

Section 1.03 Right of First Refusal.

(a) In the event that any Principal Shareholder or any of its Affiliates (a “Transferring Shareholder”) receives a bona fide offer from one or more Persons other than an Affiliate Transferee (each, a “Third Party Purchaser”) to acquire any or all of its or its Affiliates’ Company Shares, and such Transferring Shareholder desires to Transfer any or all of its Company Shares (the “ROFR Shares”) to such Third Party Purchaser pursuant to such bona fide offer (a “ROFR Sale”), then (i) the Company shall have the right (a “ROFR Right”), but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares proposed to be Transferred to the Third Party Purchaser, at the same price, and on the same terms and conditions offered by the Third Party Purchaser (the “ROFR Terms”), (ii) in the event the Company does not deliver a ROFR Exercise Notice during the Company ROFR Exercise Period, or delivers a ROFR Exercise Notice for less than all of the ROFR Shares, then each of the Principal Shareholders other than the Transferring Shareholders (each, a “ROFR Shareholder”) shall have a ROFR Right to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares proposed to be Transferred to the Third Party Purchaser on the ROFR Terms. In the event that a ROFR Sale is in exchange for non-cash consideration, then the ROFR Right shall be exercisable based on the Fair Market Value of such non-cash consideration.

(b) The Transferring Shareholder shall notify the Company and each ROFR Shareholder in writing of any ROFR Right at least 60 days prior to the date (the “ROFR Sale Date”) on which the Transferring Shareholder expects to consummate the ROFR Sale (the “ROFR Notice”). The ROFR Notice shall set forth (i) a copy of the written bona fide offer, if any, (ii) a copy of the stock purchase agreement, merger agreement or any other agreements entered or to be entered into with the Third Party Purchaser with respect to the Transfer (if available), and if not available, a summary of the material terms and conditions pertaining to the Transfer, (iii) the proposed amount and form of consideration and other material terms and conditions, and (iv) the ROFR Sale Date.

(c) The Company may exercise its ROFR Right by delivery of an irrevocable written notice (the “ROFR Exercise Notice”) to the Transferring Shareholder and each ROFR Shareholder, within 30 days following receipt of the ROFR Notice (the “Company ROFR Exercise Period”), accepting the Transfer of all (but not less than all) of the ROFR Shares on the ROFR Terms.

(d) In the event the Company does not deliver a ROFR Exercise Notice during the Company ROFR Exercise Period, or delivers a ROFR Exercise Notice for less than all of the ROFR Shares, then each ROFR Shareholder may exercise its ROFR Right by delivery of a ROFR Exercise Notice to the Company and the Transferring Shareholder, within 30 days following the first to occur of (i) the expiration of the Company ROFR Exercise Period or (ii) receipt of a ROFR Exercise Notice from the Company which relates to less than all of the ROFR Shares (the “Shareholder ROFR Exercise Period” and, together with the Company ROFR Exercise Period, the “ROFR Exercise Periods”), accepting the Transfer of all (but not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. Such ROFR Right shall continue to apply repeatedly and iteratively during the Shareholder ROFR Exercise Period until the time when all ROFR Shares have been allocated to the ROFR Shareholders or when all of the ROFR Shareholders have elected not to make further purchases of ROFR Shares.

(e) If the Transferring Shareholder receives one or more ROFR Exercise Notices for all of the ROFR Shares prior to the end of the applicable ROFR Exercise Period, then the Parties shall consummate the sale of the ROFR Shares on the ROFR Terms.

(f) If the Transferring Shareholder does not receive ROFR Exercise Notices sufficient to sell all of the ROFR Shares within the applicable ROFR Exercise Period, then all of the ROFR Exercise Notices shall be null and void, and the Transferring Shareholder may effect the Transfer of all of the ROFR Shares to the same Third Party Purchaser identified in the ROFR Notice on the ROFR Terms on or prior to the later of (i) the 60th day following the date of the expiration of the applicable ROFR Exercise Period and (ii) if applicable, the 10th day following the receipt of all necessary governmental approvals, but in no event later than the 90th day following the date of the expiration of the applicable ROFR Exercise Period. If the Transfer of the ROFR Shares is not consummated within such time period, then any proposed Transfer by such Transferring Shareholder shall once again be subject to the terms and conditions of this Section 1.03.

Section 1.04 Void Assignment. Any purported Transfer of any Equity Interests of the Company in contravention of this Agreement shall be void and ineffectual and shall not bind or be recognized by the Company or any other Party, and the Company shall not record such Transfer on its books or treat any purported transferee of such Equity Interests as the owner of such Equity Interests for any purpose. In the event of any Transfer in contravention of this Agreement, the purported transferee shall have no right to any profits, losses or distributions of the Company or any other rights of a Principal Shareholder.

Section 1.05 Cooperation. In the event of a potential sale by a Transferring Shareholder to a Third Party Purchaser pursuant to the terms of Section 1.03, the Directors and officers of the Company shall (i) permit such potential Third Party Purchaser, after executing a reasonable confidentiality agreement in customary form, to conduct a due diligence review of the Company and its business, operations, prospects, assets, liabilities, financial condition, and results of operations, and (ii) make available the officers and technical personnel of the Company, during normal business hours, upon reasonable advance notice and at such Transferring Shareholder’s sole cost and expense, for the purpose of making presentations to, and answering questions from, such potential Third Party Purchaser.

Section 1.06 Expenses. Except as otherwise provided herein, each Principal Shareholder shall bear its own expenses incurred in connection with this Article I, and any Principal Shareholder effecting a Transfer pursuant to this Article I shall reimburse the Company for any expenses incurred by the Company in connection therewith.

Article II.

LIQUIDATION; VOLUNTARY TERMINATION

Section 2.01 This Agreement shall terminate automatically upon the complete liquidation of the Company, or otherwise with the written consent of each Principal Shareholder; provided that such transaction is duly approved pursuant to, and complies with, the other provisions of this Agreement and applicable Law.

Article III.

LOCKUP

Section 3.01 “Market Stand-off” Agreement.

(a) Each of the Holders agrees not to directly or indirectly sell or otherwise Transfer or dispose of any Locked Up Securities held by such Holder, if requested by the Company and an underwriter of Equity Interests of the Company, for a period not longer than (A) the 180-day period following a Public Offering and (B) the 90-day period following any subsequent public offering of Locked Up Securities declared effective under the Securities Act, in each case beginning on the effective date of the registration statement of the Company filed under the Securities Act if, and to the extent, requested by the managing underwriter or underwriters in the case of an underwritten public offering (which period may be extended upon the request of the managing underwriter, to extent required by any rules of the Financial Industry Regulatory Authority, Inc.); provided that if such offering includes a primary underwritten offering by the Company, all directors and executive officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Holders shall only be required to enter into such agreements if such Holder is selling shares in connection with such offering.

(b) If requested by the underwriters, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period. The provisions of this Section 3.01 shall be binding upon any transferee who acquires Locked Up Securities.

Article IV.

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 4.01 Indemnification; Limitation of Liability.

(a) Indemnification. Except as limited by applicable Law or the amended and restated articles of association of the Company, and subject to the provisions of this Section 4.01, the Directors, and the directors or managers of each Subsidiary thereof (each an “Indemnitee”), shall not be liable for, and shall be indemnified and held harmless by the Company against, any losses, liabilities and reasonable expenses (including reasonable attorneys’ fees) (each, a “Loss”), arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of he or she being a Director of the Company, or director or manager of any Subsidiary thereof, or by reason of his or her involvement in the management of the affairs of the Company or its Subsidiaries, whether or not he or she continues to be such at the time any such Loss is paid or incurred. Notwithstanding the foregoing, an Indemnitee shall not be held harmless or indemnified under this Section 4.01 for any Losses arising out of the fraud, dishonesty, intentional misconduct, or knowing or reckless breach of Indemnitee’s obligations under this Agreement, or bad faith of such Indemnitee. The rights of indemnification provided in this Section 4.01 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract or as a matter of Law. Without limiting the foregoing, an Indemnitee shall be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of applicable Law.

(b) Payments Prior to Final Disposition. Except as limited by applicable Law or the amended and restated articles of association of the Company, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company or any Principal Shareholder against such Indemnitee) shall be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 4.01 or adjudicated to be ineligible for indemnification. This undertaking shall be an unlimited general obligation of the Indemnitee but does not need to be secured unless so determined by the Board.

(c) Heirs and Representatives. The indemnification provided by this Section 4.01 shall inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d) Officers and Agents. The Company may, at the direction of the Board, indemnify and advance expenses to any officer, employee or agent of the Company or its Subsidiaries to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Section 4.01(a) and Section 4.01(b).

(e) Not Exclusive. The right to indemnification and the advancement and payment of expenses conferred in this Section 4.01 shall not be exclusive of any other right that a Director or other Person indemnified pursuant to this Section 4.01 may have or hereafter acquire under any Law or provision of this Agreement.

(f) No Shareholder Personal Liability for Indemnification. Any indemnification pursuant to this Section 4.01 shall be made only out of the assets of the Company and shall not cause any Principal Shareholder to incur any personal liability or result in any liability of any Principal Shareholder to any third party.

Section 4.02 D&O Insurance. The Company shall purchase and maintain director and officer liability insurance on behalf of any Person who is or was a Director or officer of the Company, or any director, officer or manager of any Subsidiary thereof, against any liability asserted against such Person or incurred by such Person in any capacity identified in Section 4.01 or arising out of such Person’s status as an Indemnitee, whether or not the Company would have the power to indemnify such Person against that liability under Section 4.01.

Article V.

GENERAL PROVISIONS

Section 5.01 Confidentiality.

(a) Each Party agrees and acknowledges that the Principal Shareholders may receive confidential, non-public information about the Company and any of its Subsidiaries.

(b) No Party shall disclose any information relating to the Company or any Subsidiary thereof (the “Confidential Information”) without the prior written consent of the Board (which consent shall not be unreasonably conditioned, withheld or delayed); provided that (i) Confidential Information may be disclosed if required by applicable Law, legal process or any stock exchange or other self-regulatory organization (subject to the provisions of Section 5.01(c)), or in connection with the making or maintaining of any claim by such Party, arising under this Agreement or asserting or enforcing any rights hereunder and (ii) each Party may disclose Confidential Information to its Representatives that are actively engaged in the monitoring or oversight of such Party’s investment in the Company and its Subsidiaries, so long as (x) such Representatives agree to keep such information confidential (or the Party directs such Representative to keep such information confidential, in which case such Party shall be liable for any failure on the part of its Representatives to so keep such information confidential), and (y) the sharing of such Confidential Information with such Representatives does not violate any applicable Law; provided, further, that the Newegg Shareholders and Liaison, their respective Affiliates, and their respective Representatives shall be permitted to disclose Confidential Information to financial institutions, investment bankers and prospective purchasers (who are bound by a customary non-disclosure agreement approved by the Board) in connection with soliciting, marketing and effecting a permitted Transfer of its Company Shares. The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Party or any of its Representatives in breach of the provisions hereof or (B) was within the possession of a Party or any of its Representatives from a source other than the Company prior to its being furnished to such Party by or on behalf of the Company; provided, that in the case of (B) above, the source of such information was not known by such Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.

(c) In the event that any Party is required by applicable Law, regulation, legal process or any stock exchange or other self-regulatory organization, to disclose any of the Confidential Information, such Party shall promptly notify the Company in writing so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent any Party from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made in a timely manner; provided, however, that such Party shall disclose only that portion of the Confidential Information which such Party’s outside legal counsel advises is required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will any Party or any of its Representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Party for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Party may be required to take, or is requested by the Company to take, under this Section 5.01. Notwithstanding any other provision of this Agreement, no prior notice, consent or other action shall be required in respect of any disclosure of Confidential Information made to any banking, financial, accounting, securities or similar supervisory authority exercising its routine supervisory or audit functions, provided that such disclosure is made in the ordinary course and is not specific to the Company.

Section 5.02 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, legatees, successors and permitted assigns.

Section 5.03 Specific Performance. Each Party, in addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, shall be entitled to seek specific performance of the Party’s rights under this Agreement. Each Party agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by the Party of the provisions of this Agreement and each Party hereby agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate.

Section 5.04 Governing Law.

(a) The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of the British Virgin Islands.

(b) The Parties hereby irrevocably agree that the courts of the British Virgin Islands shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement. By execution and delivery of this Agreement, each Party irrevocably submits to the jurisdiction of the above courts for itself and in respect of its property with respect to such action. The Parties irrevocably agree that the venue would be proper in each of the above courts, and hereby waive any objection to Proceedings in the courts of the British Virgin Islands on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum. Delivery of any process required by any of the above courts in accordance with Section 5.07 shall constitute valid and lawful service of process against each Party, without necessity for services by any other means provided by applicable Law.

Section 5.05 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 5.06 Interpretation. The table of contents and headings of the Sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires: (a) an accounting term not otherwise defined has the meaning assigned to it in accordance with then-applicable GAAP; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) the words “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, or other subdivision; (f) all references herein to Articles, Sections, Recitals, Exhibits, Appendixes, Annexes, paragraphs, subparagraphs and clauses shall be deemed to be references to Articles, Sections, Recitals, paragraphs, subparagraphs and clauses of, and Exhibits, Appendixes and Annexes to, this Agreement unless the context shall otherwise require; (g) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) references to “$” or “dollars” shall mean United States dollars; (j) the word “days” refers to calendar days unless Business Days are expressly specified; (k) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter; (l) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (m) the words “writing,” “written” and other words of similar import refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (n) this Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; and (o) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, consolidated, replaced or rewritten, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 5.07 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email, provided that delivery of such facsimile or email is promptly confirmed, as follows (or at such other address for a Party as shall be specified by like notice):

(i)	if to the Company, to

17560 Rowland Street

City of Industry, CA 91748

Attention:	Anthony Chow, Chief Executive Officer;
Matt Strathman, General Counsel; and
Robert Chang, Chief Financial Officer
E-mail:	Anthony.K.Chow@Newegg.com;
Matt.O.Strathman@Newegg.com; and
Robert.Y.Chang@Newegg.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention:	David C. Lee
E-mail:	DLee@GibsonDunn.com

(ii) if to any Newegg Shareholder, to the last address for such Newegg Shareholder in the Register of Members of the Company.

(iii)	if to any Liaison party, to

10th Floor, Zhuzong Tower

No. 25 Mid Rd. of East 3rd Ring Road

Beijing, People’s Republic of China

Attention:	Yingmei Yang
E-mail:	yangyingmei@lianluo.com

with a copy (which shall not constitute notice) to:

Jin & Koppell PLLC

99 Park Avenue, Suite 1100

New York, NY 10016

Attention:	Ruth Jin
E-mail:	rjin@jinlex.com

(iv)	if to the Minority Representative, to

Fred Chang

1260 Dorothea Rd.

La Habra Heights, CA 90631

E-mail: fred.the.chang@gmail.com

with a copy (which shall not constitute notice) to:

Lee Cheng

Maschoff Brennan

100 Spectrum Center Dr., Suite 100

Irvine, CA 92618

Email: lcheng@mabr.com

All such notices, requests, demands, waivers and other communications will be deemed to have been received (w) if by personal delivery, on the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-Business Day or overnight mail or delivery, on the day delivered or (z) if by email prior to 5:00 p.m. at the place of receipt, on the day on which such email was sent, provided that a copy is also sent by certified or registered mail.

Section 5.08 Reorganizations. Nothing in this Agreement shall prevent the Company from effecting, and the Parties to this Agreement hereby authorize the Company or any of its Subsidiaries with the approval of the Board to effect, any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction (any such transaction, a “Reorganization”). The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any Company Shares or other Equity Interests of the Company or any of its Subsidiaries, or any successor or assign of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such Company Shares and shall be appropriately adjusted for any share dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof. If the Board approves any such Reorganization, each Principal Shareholder agrees to consent to and raise no objection to such Reorganization, and to take all actions determined by the Board to be necessary and appropriate in connection with the consummation of such Reorganization.

Section 5.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile or electronic transmission in portable document format (.pdf), each of which shall be deemed an original.

Section 5.10 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby.

Section 5.11 Amendment and Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the Company, the Minority Representative and Liaison; provided, however, that any such amendment that would disproportionately, materially and adversely affect the rights of any other Principal Shareholder shall not to that extent be effective without the written consent of such other Principal Shareholder. Each Party (including the Newegg Shareholders) agree to be bound by any amendment or waiver made in compliance with the prior sentence. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. Notwithstanding the foregoing, any amendment or modification hereto solely to add or remove parties to this Agreement as a result of Transfers permitted and in accordance with the terms of this Agreement shall not require the consent of any party hereto. At any time hereafter, Permitted Transferees may be made Parties in accordance with the provisions of this Agreement and by executing a signature page in the form attached as Exhibit A hereto, which signature page shall be countersigned by the Company and shall be attached to this Agreement and become a part hereof without any further action of any other Party.

Section 5.12 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other amount payable to any Principal Shareholder of any sums required by federal, state, or local tax Law to be withheld with respect to the issuance, vesting, exercise, repurchase, or cancellation of any Company Shares or any option to purchase any Company Shares.

Section 5.13 Entire Agreement. This Agreement, together with any executed Joinders, constitutes the entire agreement of the Parties with respect to the subject matter hereof.

Section 5.14 Legends. To the extent the Company Shares are certificated at any time, each certificate representing Company Shares from time to time owned by the Principal Shareholders shall bear a legend substantially as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL AND OTHER RESTRICTIONS. THESE SHARES SHALL NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THAT CERTAIN SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND CERTAIN OF ITS SHAREHOLDERS.”

Article VI.

DEFINITIONS

Capitalized undefined terms used herein shall have the same meaning ascribed to them in the amended and restated memorandum and articles of association of the Company. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; provided that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of their investment in the Company.

“Board” means the board of Directors of the Company or the Directors present at a duly convened meeting of the Directors at which a Board Quorum is present.

“Business Day” means a weekday on which banks are generally open for business in the British Virgin Islands other than a Saturday, Sunday or other day on which banking institutions in New York, New York or the People’s Republic of China or British Virgin Islands are required or authorized by Law or executive order to be closed.

“Company Shares” means the Company’s Common Shares (formerly known as Class A Common Shares).

“Control” or “Controlled” means, as for any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means those persons holding office as directors of the Company from time to time.

“Equity Interests” means any shares or capital shares of or other type of equity interest in a Person, including any restricted shares, warrants, options or other securities to purchase capital shares or other types of equity interests.

“Exchange Act” means the Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Excluded Issuance” means (i) any Equity Interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Company Shares held by the Principal Shareholders, (ii) Company Shares issuable to officers, employees, directors, managers or independent contractors of the Company or any of its Subsidiaries pursuant to warrants, options, notes or other rights to acquire securities of the Company issued pursuant to any stock option or any similar equity incentive plan of the Company approved by the Board; and (iii) Equity Interests issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing Equity Interests primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fair Market Value” means the fair market value determined in good faith by the Board.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any national, federal, provincial, state, county, township, municipal, local or foreign government, or any legislature, administrative or regulatory authority, agency, commission, board, bureau, branch, department, division, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization, body or instrumentality of any federal, state, county, township, municipal, local or foreign government or any other similar recognized organization, body or instrumentality exercising similar powers or authority.

“Holder” means each holder of Locked Up Securities.

“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, statute, ordinance, code, rule, regulation, standard, judgment, order, writ, injunction, ruling, decree, decision, arbitration award, agency requirement or other similar authority enacted, adopted, promulgated, entered or applied by any Governmental Entity.

“Locked Up Securities” means all Company Shares held by the Principal Shareholders.

“Minority Representative” means the representative selected by the Newegg Shareholders holding a majority of the total voting interests represented by the Company Shares held by the Newegg Shareholders, subject to removal and reselection by such Newegg Shareholders from time to time. The initial Minority Representative shall be Fred Chang.

“Percentage Interest” means, with respect to any Principal Shareholder, the percentage derived by dividing (i) the number of Company Shares owned by such Principal Shareholder, by (ii) total number of the then outstanding Company Shares held by all Principal Shareholders.

“Permitted Transferee” means any Affiliate Transferee or any Transferee that has received Company Shares from any Principal Shareholder in accordance with Section 1.03 (Right of First Refusal).

“Person” means individuals, corporations, trusts, the estates of deceased individuals, partnerships, limited liability companies, unincorporated associations of persons and other legal entities.

“Pro Rata Share” means for purposes of Section 1.03 (Right of First Refusal), the percentage which corresponds to the ratio which each ROFR Shareholder’s Percentage Interest bears to the total Percentage Interests of all ROFR Shareholders exercising their ROFR Right.

“Public Offering” means an offering  of Company Shares pursuant to a registration statement filed with the SEC where such Company Shares will be listed on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Capital Market, or any other internationally recognized stock exchange.

“Representatives” as to any Person, means such Person’s directors, officers, employees, Affiliates, consultants, financial advisors, financial sources, attorneys and accountants or agents.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Subsidiary” of any specified Person means another Person, 50% or more of the total combined voting power of all classes of Equity Interests or other voting interests of which, or 50% or more of the Equity Interest of which, is owned directly or indirectly by such specified Person.

“Transfer” means any direct or indirect sale, bequest, exchange, assignment, gift, transfer, pledge, creation of any security interest or other encumbrance, and any other disposition of any kind (whether with or without consideration and whether voluntary or involuntary or by operation of Law) affecting title to or possession of any Company Shares.

EXHIBIT A

FORM OF JOINDER

By execution of this joinder, the undersigned agrees to become a party to, be bound by the obligations of, and receive the benefits of, a Permitted Transferee as defined in and pursuant to the Newegg Inc. Amended and Restated Shareholders Agreement, dated as of [●], 202[●], by the parties thereto, as amended from time to time thereafter.

[Name of Permitted Transferee]

Address:

Acknowledged and accepted by:

Newegg Inc.

By:
Name:
Title: